Exhibit 99.1
Harris Corporation Reports Stronger Second Quarter Results
Driven By Strength in RF Communications and Improved Performance in
Broadcast Communications
MELBOURNE, Florida, January 26, 2011 — Harris Corporation (NYSE:HRS) reported revenue for the second quarter of fiscal 2011 of $1.44 billion, an 18 percent increase compared with $1.22 billion in the prior-year quarter. Organic revenue growth was 9 percent after adjusting for the impact from acquisitions. GAAP net income for the second quarter of fiscal 2011 was $151 million, or $1.18 per diluted share, compared with $140 million, or $1.06 per diluted share, in the prior-year quarter. Earnings benefited $0.05 per diluted share in the quarter from the extension of the federal research and development tax credit, including its catch-up effect. Non-GAAP net income in the second quarter of fiscal 2011 was $155 million, or $1.20 per diluted share, a 12 percent increase compared with the prior-year quarter of $142 million, or $1.07 per diluted share. Non-GAAP net income excludes acquisition-related costs in both quarters. Orders in the second quarter were $1.41 billion, compared with $1.42 billion in the prior-year quarter. The prior year benefited significantly from tactical radio orders for MRAPs and M-ATVs (Mine Resistant Ambush Protected All-Terrain Vehicles) for the U.S. Department of Defense. A reconciliation of GAAP to non-GAAP financial measures is provided in Tables 5 through 8, along with the accompanying notes.
“Our second quarter results were excellent, driven by strength in RF Communications, solid results at Government Communications Systems and significant improvement at Broadcast Communications. Organic year-over-year revenue growth was strong at 9 percent with all of our businesses contributing,” said Howard L. Lance, chairman, president and chief executive officer. “In the second quarter, we announced a definitive agreement to acquire Schlumberger’s Global Connectivity Services business, adding scale to our global managed satellite communications services capabilities, increasing our international footprint and further diversifying the company into faster-growing markets. The acquisition is expected to close in our fiscal 2011 third quarter. This crossover strategy allows the company to provide the same trusted assured communications® solutions to both government and commercial customers alike.”
“Fiscal 2011 is shaping up to be another strong year for revenue and earnings growth, even in the face of the U.S. Government’s continuing budget resolution and challenging state and local budget environments. We are continuing to invest in attractive growth markets for the longer term, including energy, cyber, healthcare and international. We expect fiscal 2012 to benefit from these investments along with an improving economy.”

RF Communications
Second quarter orders for the RF Communications segment totaled $391 million, including $300 million in Tactical Radio Communications and $91 million in Public Safety and Professional Communications. At the end of the second quarter, total backlog for the RF Communications segment was $1.52 billion, including $1.06 billion in Tactical Radio Communications and $457 million in Public Safety and Professional Communications.
New orders reflected excellent international growth driven by a key tactical radio win valued at greater than $300 million, with an initial order in the second quarter exceeding $100 million. This key win, along with other large, multi-year program awards such as the province-wide Alberta First Responders Radio Communications System and the state-wide Oregon Wireless Interoperability Network (OWIN) program will all lead to future order bookings.
Revenue for RF Communications in the second quarter was $545 million, compared with $463 million in the prior-year quarter. Revenue included $426 million in Tactical Radio Communications and $119 million in Public Safety and Professional Communications. Revenue for the segment increased 18 percent, driven by strong international deliveries to Pakistan, Australia and Iraq and an uptake in the U.S. Department of Defense adoption of the company’s new Falcon III® radios. Tactical radio deliveries for equipping MRAPs and M-ATVs declined significantly.
Operating income for RF Communications was $189 million in the second quarter, compared with $169 million in the prior-year quarter. In the prior-year quarter, non-GAAP operating income was $171 million, excluding acquisition-related costs.
International tactical radio orders in the quarter included the previously mentioned order of greater than $100 million as part of a multi-year tactical radio modernization program exceeding $300 million for a critical communications backbone to support defense and security missions. Other international orders included a $9 million order from Brazil for Falcon II® high frequency radio equipment and an $8 million order from Mexico to provide multiple types of Falcon III and Falcon II tactical radio equipment.
U.S. tactical radio orders included two orders totaling $35.5 million to provide the U.S. Army and the U.S. Department of Defense with Falcon III handheld and vehicular tactical radio systems, $16 million from a U.S. Department of Defense customer for the development of a waveform for Harris radio platforms, and $10.5 million from the U.S. Department of Defense for Falcon III

AN/PRC-117G multiband manpack radio systems. Other orders were received from the U.S. Army, Air Force, and Marine Corps.
In the Public Safety and Professional Communications business, Harris received a $15 million order from Monterey County, California to modernize its regional public safety communications system and a $7 million order from Dayton Power and Light Company. After the close of the quarter, Harris was awarded a 10-year price agreement requirements contract for the OWIN program with an expected total value of more than $100 million. The Oregon statewide public safety network will improve voice and data interoperability among state, local, county, tribal and federal agencies.
Government Communications Systems
Second quarter revenue for the Government Communications Systems segment was $776 million, a 20 percent increase compared with $647 million in the prior-year quarter. Operating income was $81 million in the second quarter, compared with $87 million in the prior-year quarter. Non-GAAP operating income, which excludes acquisition-related costs, was $86 million in the second quarter, compared with $88 million in the prior-year quarter. Non-GAAP operating margin was a strong 11.0 percent in the second quarter.
Year-over-year revenue growth was driven by the July 2010 acquisition of CapRock Communications, the Geostationary Operational Environmental Satellite — Series R (GOES-R) Ground and Antenna Segment weather programs for the National Oceanic and Atmospheric Administration (NOAA), and the Healthcare Solutions business. Revenue declined on several small classified programs and, as expected, on the Field Data Collection Automation (FDCA) program for the 2010 U.S. Census.
Major awards during the quarter in the Government Communications Systems segment included a nine-year, potential CAD $273 million follow-on contract by the Government of Canada for the CF-18 Avionics Optimized Weapon System Support (OWSS) program to provide engineering services to support the avionics systems on the CF-18 Hornet fighter aircraft; a six-year, $80 million contract by a classified customer; a 30-month, $42 million contract by Sierra Nevada Corporation to design, build and integrate the synthetic aperture radar (SAR) satellite payload as part of NASA’s Rapid Response Space Works and Modular Space Vehicles program; and a four-year, $19 million contract by the State of Florida Agency for Health Care Administration (AHCA) to implement a statewide health information exchange (HIE) that will improve the delivery and coordination of health care. Also during the quarter, Harris CapRock Communications was awarded an $80 million option year extension on the Defense Information Systems Network

Access Transport Services (DATS) contract with the Defense Information Systems Agency (DISA).
Broadcast Communications
Orders in the Broadcast Communications segment were $134 million in the second quarter, compared with $139 million in the prior-year quarter and $135 million in the first quarter of fiscal 2011. Revenue in the second quarter was $130 million, compared with $117 million in the prior-year quarter and $122 million in the first quarter of fiscal 2011.
Operating loss in the second quarter was $1 million, compared with a $5 million operating loss in the prior-year quarter, with both quarters including $1 million in charges related to cost-reduction actions. Aggregate cost-reduction actions for fiscal 2011 are still expected to result in total charges of about $5 million for the year. Year-over-year and sequential revenue growth, near breakeven operating results, and a book-to-bill ratio greater than 1.0 were all promising signs in the second quarter for the Broadcast Communications segment.
Orders in the quarter included $4 million from CTV Television for transmitters to support Canada’s transition from analog to digital, $4 million from Mustafa Sultan Security Co. to build out a video distribution network, and $3.4 million from Viditec S.A. in Argentina to assist in the roll-out of digital television services throughout the country.
Earnings Guidance
The company has reiterated its previous guidance for non-GAAP net income for fiscal 2011 in the range of $4.80 to $4.90 per diluted share ($4.73 to $4.83 per diluted share on a GAAP basis). Fiscal 2011 non-GAAP earnings guidance excludes acquisition-related costs. Fiscal 2011 revenue is still expected to be at the high end of the $5.9 to $6.0 billion range, which represents a year-over-year increase of about 15 percent compared with the prior year.
Harris will host a conference call today, January 26, at 4:30 p.m. Eastern Time (ET) to discuss its second quarter fiscal 2011 financial results. The dial-in numbers for the teleconference are (800) 299-7928 (U.S.) and (617) 614-3926 (International), using participant code 95898075. Please allow at least 10 minutes prior to the scheduled start time to connect to the teleconference. Participants are encouraged to listen via webcast, which will be broadcast live at www.harris.com/conference-call. A recording of the call will be available on the Harris website beginning at 7 p.m. ET on January 26.

About Harris Corporation
Harris is an international communications and information technology company serving government and commercial markets in more than 150 countries. Headquartered in Melbourne, Florida, the company has approximately $5 billion of annual revenue and more than 16,000 employees — including nearly 7,000 engineers and scientists. Harris is dedicated to developing best-in-class assured communications® products, systems, and services. Additional information about Harris Corporation is available at www.harris.com.
Non-GAAP Financial Measures
This press release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the SEC, including organic revenue growth for the second quarter of fiscal 2011, adjusting for the impact of acquisitions; income and income per diluted share for the second quarter of fiscal 2011 and the second quarter of fiscal 2010, in each case excluding charges for acquisition-related costs; operating income for the RF Communications segment for the second quarter of fiscal 2010, excluding acquisition-related costs; operating income and margins for the Government Communications Systems segment, excluding acquisition-related costs; and fiscal 2011 guidance for income per diluted share, excluding acquisition-related costs. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris business trends and to understand Harris performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP.
Attachments: Financial Statements (tables).
Forward-Looking Statements
Statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions. Such statements are made in reliance upon the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements in this release include but are not limited to: earnings and revenue guidance for fiscal 2011; potential contract opportunities and awards; the potential value of contract awards; timing of the closing and expected benefits of the acquisition of the Schlumberger Global Connectivity Services business; expected benefit from investments in energy, cyber, healthcare and international; and statements regarding outlook, including expected revenue and orders. The company cautions investors that any forward-looking statements are subject to risks and uncertainties that may cause actual results and future trends to differ materially from those matters expressed in or implied by such forward-looking statements. The company’s consolidated results and the forward-looking statements could be affected by many factors, including but not limited to: the loss of our relationship with the U.S. government or a shift in U.S. government funding; potential changes in U.S. government or customer priorities; risks inherent with large long-term fixed-price contracts, particularly the ability to contain cost overruns; financial and government and regulatory risks relating to international sales and operations; our ability to continue to develop new products that achieve market acceptance; the consequences of future geo-political events; strategic acquisitions and the risks and uncertainties related thereto, including our ability to manage and integrate acquired businesses; performance of our subcontractors and suppliers; potential claims that we are infringing the intellectual property rights of third parties; the successful resolution of patent infringement claims and the ultimate outcome of other contingencies, litigation and legal matters; risks inherent in developing new technologies; changes in our effective tax rate; the potential impact of natural disasters or other disruptions on our operations; the potential impact of a security breach, through cyber attack or otherwise, or other significant disruptions of our IT networks and systems or those we operate for customers; the potential impact of satellite bandwidth constraints on our managed satellite communications services; changes in future business conditions that could cause business investments and/or recorded goodwill to become impaired; and the recession in the United States and general downturn in the global economy. Further information relating to factors that may impact the company’s results and forward-looking statements are disclosed in the company’s filings with the SEC. The forward-looking statements contained in this release are made as of the date of this release, and the company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
# # #
Investor Relations inquiries: Pamela Padgett at 321-727-9383, or pamela.padgett@harris.com
Media inquiries: Jim Burke at 321-727-9131, or jim.burke@harris.com
For additional information, contact Harris Corporation at webmaster@harris.com.

Table 1
HARRIS CORPORATION
FY ‘11 Second Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF INCOME
(Unaudited)

	Quarter Ended		Two Quarters Ended
	December 31,	January 1,	December 31,	January 1,
	2010	2010	2010	2010
	(In millions, except per share amounts)

Revenue from product sales and services	$1,438.5	$1,217.7	$2,843.9	$2,420.7

Cost of product sales and services	(940.5)	(778.6)	(1,821.6)	(1,590.7)
Engineering, selling and administrative expenses	(255.2)	(215.7)	(510.4)	(427.8)
Non-operating loss	(0.9)	(0.3)	(1.3)	(0.5)
Interest income	0.4	0.3	1.0	0.7
Interest expense	(20.4)	(18.2)	(38.2)	(36.4)

Income before income taxes	221.9	205.2	473.4	366.0
Income taxes	(70.8)	(65.7)	(158.4)	(122.0)

Net income	$151.1	$139.5	$315.0	$244.0

Net income per common share
Basic	$1.19	$1.07	$2.46	$1.86
Diluted	$1.18	$1.06	$2.44	$1.84

Cash dividends paid per common share	$0.25	$0.22	$0.50	$0.44

Basic weighted average shares outstanding	125.9	129.8	126.3	130.3
Diluted weighted average shares outstanding	126.8	130.8	127.3	131.1

Table 2
HARRIS CORPORATION
FY ‘11 Second Quarter Summary
BUSINESS SEGMENT INFORMATION
(Unaudited)

	Quarter Ended		Two Quarters Ended
	December 31,	January 1,	December 31,	January 1,
	2010	2010	2010	2010
	(In millions)
Revenue
RF Communications	$544.7	$462.9	$1,111.2	$886.6
Government Communications Systems	775.7	647.3	1,511.2	1,315.0
Broadcast Communications	130.0	116.8	251.6	235.5
Corporate eliminations	(11.9)	(9.3)	(30.1)	(16.4)

	$1,438.5	$1,217.7	$2,843.9	$2,420.7

Income Before Income Taxes
Segment Operating Income (Loss)
RF Communications	$189.3	$168.6	$417.8	$282.6
Government Communications Systems	81.4	87.0	159.7	172.7
Broadcast Communications	(0.8)	(4.8)	(9.4)	(4.5)
Unallocated corporate expense	(22.0)	(24.8)	(47.7)	(44.0)
Corporate eliminations	(5.1)	(2.6)	(8.5)	(4.6)
Non-operating loss	(0.9)	(0.3)	(1.3)	(0.5)
Net interest expense	(20.0)	(17.9)	(37.2)	(35.7)

	$221.9	$205.2	$473.4	$366.0

Table 3
HARRIS CORPORATION
FY ‘11 Second Quarter Summary
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)

	Two Quarters Ended
	December 31,	January 1,
	2010	2010
	(In millions)
Operating Activities
Net income	$315.0	$244.0
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	96.2	80.8
Share-based compensation	26.1	21.2
Non-current deferred income taxes	9.8	1.1
(Increase) decrease in:
Accounts and notes receivable	62.1	97.6
Inventories	(1.5)	(72.0)
Increase (decrease) in:
Accounts payable and accrued expenses	(71.8)	(130.1)
Advance payments and unearned income	12.9	73.7
Income taxes	(46.8)	7.9
Other	(12.7)	(2.8)

Net cash provided by operating activities	389.3	321.4

Investing Activities
Cash paid for acquired businesses	(518.0)	(33.7)
Cash paid for cost method investment	(10.0)	—
Additions of property, plant and equipment	(101.0)	(38.5)
Additions of capitalized software	(7.2)	(3.9)

Net cash used in investing activities	(636.2)	(76.1)

Financing Activities
Proceeds from borrowings	689.0	—
Repayments of borrowings	(0.3)	(61.4)
Proceeds from exercises of employee stock options	10.5	6.0
Repurchases of common stock	(105.7)	(105.5)
Cash dividends	(64.0)	(57.8)

Net cash provided by (used in) financing activities	529.5	(218.7)

Effect of exchange rate changes on cash and cash equivalents	3.0	2.4

Net increase in cash and cash equivalents	285.6	29.0

Cash and cash equivalents, beginning of year	455.2	281.2

Cash and cash equivalents, end of quarter	$740.8	$310.2

Table 4
HARRIS CORPORATION
FY ‘11 Second Quarter Summary
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	December 31,	July 2,
	2010	2010
	(In millions)
Assets

Cash and cash equivalents	$740.8	$455.2
Receivables	711.6	736.0
Inventories	651.9	615.3
Income taxes receivable	47.8	15.3
Current deferred income taxes	153.4	145.3
Other current assets	64.9	37.5
Property, plant and equipment	706.9	609.7
Goodwill	1,935.3	1,576.2
Intangible assets	396.3	297.8
Non-current deferred income taxes	60.1	107.7
Other non-current assets	198.4	147.6

	$5,667.4	$4,743.6

Liabilities and Equity

Short-term debt	$30.0	$30.0
Accounts payable	362.7	329.4
Compensation and benefits	207.0	239.7
Other accrued items	278.0	267.5
Advance payments and unearned income	190.9	175.6
Income taxes payable	—	8.9
Current portion of long-term debt	0.7	0.7
Long-term debt	1,876.3	1,176.6
Long-term contract liability	126.6	132.4
Other long-term liabilities	206.7	192.7
Equity	2,388.5	2,190.1

	$5,667.4	$4,743.6

HARRIS CORPORATION
FY ‘11 Second Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES AND REGULATION G DISCLOSURE
To supplement our condensed consolidated financial statements presented in accordance with U.S. generally accepted accounting principles (GAAP), we provide additional measures of segments’ operating income (loss); cost of product sales and services; engineering, selling and administrative expenses; income before income taxes; income taxes; net income; and net income per diluted share adjusted to exclude certain costs, charges, expenses and losses. Harris management believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Harris management also believes that these non-GAAP financial measures enhance the ability of investors to analyze Harris’ business trends and to understand Harris’ performance. In addition, Harris may utilize non-GAAP financial measures as a guide in its forecasting, budgeting, and long-term planning process and to measure operating performance for some management compensation purposes. Any analysis of non-GAAP financial measures should be used only in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP follows:

Table 5
HARRIS CORPORATION
FY ‘11 Second Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Condensed Consolidated Statement of Income
(Unaudited)

	Quarter Ended			Quarter Ended
	December 31, 2010			January 1, 2010
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)

Revenue from product sales and services	$1,438.5	$—	$1,438.5	$1,217.7	$—	$1,217.7

Cost of product sales and services (A)	(940.5)	—	(940.5)	(778.6)	0.4	(778.2)
Engineering, selling and administrative expenses (B)	(255.2)	4.2	(251.0)	(215.7)	3.1	(212.6)
Non-operating loss	(0.9)	—	(0.9)	(0.3)	—	(0.3)
Interest income	0.4	—	0.4	0.3	—	0.3
Interest expense	(20.4)	—	(20.4)	(18.2)	—	(18.2)

Income before income taxes	221.9	4.2	226.1	205.2	3.5	208.7
Income taxes (C)	(70.8)	(0.7)	(71.5)	(65.7)	(1.2)	(66.9)

Net income	$151.1	$3.5	$154.6	$139.5	$2.3	$141.8

Net income per diluted common share	$1.18	$0.02	$1.20	$1.06	$0.01	$1.07

	Two Quarters Ended			Two Quarters Ended
	December 31, 2010			January 1, 2010
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions, except per share amounts)
Revenue from product sales and services	$2,843.9	$—	$2,843.9	$2,420.7	$—	$2,420.7

Cost of product sales and services (A)	(1,821.6)	—	(1,821.6)	(1,590.7)	4.0	(1,586.7)
Engineering, selling and administrative expenses (B)	(510.4)	6.2	(504.2)	(427.8)	6.7	(421.1)
Non-operating loss	(1.3)	—	(1.3)	(0.5)	—	(0.5)
Interest income	1.0	—	1.0	0.7	—	0.7
Interest expense	(38.2)	—	(38.2)	(36.4)	—	(36.4)

Income before income taxes	473.4	6.2	479.6	366.0	10.7	376.7
Income taxes (C)	(158.4)	(1.2)	(159.6)	(122.0)	(3.9)	(125.9)

Net income	$315.0	$5.0	$320.0	$244.0	$6.8	$250.8

Net income per diluted common share	$2.44	$0.04	$2.48	$1.84	$0.06	$1.90

Table 6
HARRIS CORPORATION
FY ‘11 Second Quarter Summary
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Business Segment Information
(Unaudited)

	Quarter Ended			Quarter Ended
	December 31, 2010			January 1, 2010
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)
Revenue
RF Communications	$544.7	$—	$544.7	$462.9	$—	$462.9
Government Communications Systems	775.7	—	775.7	647.3	—	647.3
Broadcast Communications	130.0	—	130.0	116.8	—	116.8
Corporate eliminations	(11.9)	—	(11.9)	(9.3)	—	(9.3)

	$1,438.5	$—	$1,438.5	$1,217.7	$—	$1,217.7

Income Before Income Taxes
Segment Operating Income (Loss)
RF Communications (D)	$189.3	$—	$189.3	$168.6	$2.7	$171.3
Government Communications Systems (E)	81.4	4.2	85.6	87.0	0.8	87.8
Broadcast Communications	(0.8)	—	(0.8)	(4.8)	—	(4.8)
Unallocated corporate expense	(22.0)	—	(22.0)	(24.8)	—	(24.8)
Corporate eliminations	(5.1)	—	(5.1)	(2.6)	—	(2.6)
Non-operating loss	(0.9)	—	(0.9)	(0.3)	—	(0.3)
Net interest expense	(20.0)	—	(20.0)	(17.9)	—	(17.9)

	$221.9	$4.2	$226.1	$205.2	$3.5	$208.7

	Two Quarters Ended			Two Quarters Ended
	December 31, 2010			January 1, 2010
	As Reported	Adjustment	Non-GAAP	As Reported	Adjustment	Non-GAAP
	(In millions)
Revenue
RF Communications	$1,111.2	$—	$1,111.2	$886.6	$—	$886.6
Government Communications Systems	1,511.2	—	1,511.2	1,315.0	—	1,315.0
Broadcast Communications	251.6	—	251.6	235.5	—	235.5
Corporate eliminations	(30.1)	—	(30.1)	(16.4)	—	(16.4)

	$2,843.9	$—	$2,843.9	$2,420.7	$—	$2,420.7

Income Before Income Taxes
Segment Operating Income (Loss) RF Communications (D)	$417.8	$—	$417.8	$282.6	$9.2	$291.8
Government Communications Systems (E)	159.7	6.2	165.9	172.7	1.5	174.2
Broadcast Communications	(9.4)	—	(9.4)	(4.5)	—	(4.5)
Unallocated corporate expense	(47.7)	—	(47.7)	(44.0)	—	(44.0)
Corporate eliminations	(8.5)	—	(8.5)	(4.6)	—	(4.6)
Non-operating loss	(1.3)	—	(1.3)	(0.5)	—	(0.5)
Net interest expense	(37.2)	—	(37.2)	(35.7)	—	(35.7)

	$473.4	$6.2	$479.6	$366.0	$10.7	$376.7

Table 7
HARRIS CORPORATION
FY ‘11 Second Quarter Summary
Reconciliation of FY ‘11 GAAP Net Income per Diluted Share Guidance
to FY ‘10 GAAP Net Income per Diluted Share
and FY ‘11 Non-GAAP Net Income per Diluted Share Guidance
(Unaudited)

	Fiscal Year
	2010	2011	Percent
	(Actual)	(Guidance)	Change
GAAP net income per diluted common share	$4.28	$4.73 to $4.83	11% to 13%
Charges associated with the acquisition of Tyco Electronics Wireless Systems (F)	0.11	—
Charges associated with the acquisitions of Crucial Security, Inc., the ATC Business Unit of SolaCom Technologies, Inc., Patriot Technologies, LLC and SignaCert, Inc. (G)	0.02	—
Charges associated with the acquisition of CapRock Communications (H)	0.02	0.07

Non-GAAP net income per diluted common share	$4.43	$4.80 to $4.90	8% to 11%

Table 8
HARRIS CORPORATION
FY ‘11 Second Quarter Summary
Harris Corporation Organic Revenue Growth Calculation
(Unaudited)

	Quarter Ended
	December 31,	January 1,
	2010	2010	Percent Change
GAAP Revenue	$1,438.5	$1,217.7	18.1%
Impact of acquisitions of CapRock Communications, Patriot Technologies, LLC and SignaCert, Inc. (I)	—	102.6

Organic Revenue	$1,438.5	$1,320.3	9.0%

HARRIS CORPORATION
FY ‘11 Second Quarter Summary
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Unaudited)
Notes to tables 5 through 8:
Note A – Adjustments to cost of product sales and services for the quarter ended January 1, 2010 are due to integration costs associated with our acquisition of the Tyco Electronics Wireless Systems business (“Wireless Systems”) ($0.4 million). Adjustments to cost of product sales and services for the two quarters ended January 1, 2010 are due to integration costs and the impact of a step up in inventory associated with our acquisition of Wireless Systems ($4.0 million).
Note B – Adjustments to engineering, selling and administrative expenses for the quarter and two quarters ended December 31, 2010 are due to integration and other costs associated with our acquisition of CapRock Communications (“CapRock”) ($4.2 million and $6.2 million, respectively). Adjustments to engineering, selling and administrative expenses for the quarter ended January 1, 2010 are due to integration costs associated with our acquisitions of Wireless Systems ($2.3 million), Crucial Security, Inc. (“Crucial”) ($0.4 million), the Air Traffic Control business unit of SolaCom Technologies Inc. (“SolaCom ATC”) ($0.3 million) and Patriot Technologies, LLC (“Patriot”) ($0.1 million). Adjustments to engineering, selling and administrative expenses for the two quarters ended January 1, 2010 are due to integration costs associated with our acquisitions of Wireless Systems ($5.2 million), Crucial ($0.8 million), SolaCom ATC ($0.6 million) and Patriot ($0.1 million).
Note C – Adjustments to our income taxes are based on the applicable tax rate in the jurisdiction to which the item applies.
Note D – Adjustments to our RF Communications segment operating income for the quarter ended January 1, 2010 are due to integration costs associated with our acquisition of Wireless Systems ($2.7 million). Adjustments to our RF Communications segment operating income for the two quarters ended January 1, 2010 are due to integration costs and the impact of a step up in inventory associated with our acquisition of Wireless Systems ($9.2 million).
Note E – Adjustments to our Government Communications Systems segment operating income for the quarter and two quarters ended December 31, 2010 are due to integration and other costs associated with our acquisition of CapRock ($4.2 million and $6.2 million, respectively). Adjustments to our Government Communications Systems segment operating income for the quarter ended January 1, 2010 are due to integration costs associated with our acquisitions of Crucial ($0.4 million), SolaCom ATC ($0.3 million) and Patriot ($0.1 million). Adjustments to our Government Communications Systems segment operating income for the two quarters ended January 1, 2010 are due to integration costs associated with our acquisitions of Crucial ($0.8 million), SolaCom ATC ($0.6 million) and Patriot ($0.1 million).
Note F – Adjustment for pre-tax charges of $19.3 million ($.11 per diluted share) for fiscal 2010 related to integration and other costs associated with our acquisition of Wireless Systems.
Note G – Adjustment for pre-tax charges of $4.2 million ($.02 per diluted share) for fiscal 2010 related to integration and other costs associated with our acquisitions of Crucial, SolaCom ATC, Patriot and SignaCert, Inc. (“SignaCert”).
Note H – Adjustment for pre-tax charges of $2.6 million ($.02 per diluted share) for fiscal 2010 and estimated pre-tax charges of $12.0 million ($.07 per diluted share) for fiscal 2011 related to integration and other costs associated with our acquisition of CapRock.
Note I – Adjustment related to the revenue of CapRock, Patriot and SignaCert for the quarter ended January 1, 2010.